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                                                                     EXHIBIT 5.1


                          [METLIFE, INC. LETTERHEAD]

                                                  November 24,2003

MetLife, Inc.
One Madison Avenue
New York, NY 10010

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File Nos. 333-61282,333-61282-01 and 333-61282-02) (the
"Registration Statement") and the Prospectus Supplement, dated November 19,2003 (the "Prospectus Supplement"), of MetLife, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission"), relating to the issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company's 5.00% Senior Notes due November 24, 2013 (the "Senior Notes") issued pursuant to the Senior Indenture, dated as of November 9, 2001 between the Company and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.) as trustee (in such capacity, the "Trustee"), as supplemented by Supplemental Indenture No. 6, dated as of November 24,2003 (as so supplemented, the "Indenture").

         In connection with the foregoing, I or other attorneys of the Company over whom I exercise general supervisory authority have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such records of the Company, and such agreements, letters or certificates as to matters of fact of public officials, certificates of officers or other representatives of the Company and such other agreements, instruments, statements, documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Where I have not independently established or verified facts material to the opinion hereinafter expressed, I have relied upon oral or written statements, certificates, opinions and representations of officers and other representatives of the Company and others. I believe that you and I are justified in relying upon such statements, certificates, opinions and representations.

         Based on and subject to the foregoing, I am of the opinion that the Senior Notes have been validly issued and constitute valid and binding obligations of the Company entitled to the benefits provided by the Indenture.

         The opinion set forth above is subject to the effects of (1) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in

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effect affecting creditors' rights generally, (2) general principles of equity
(regardless of whether enforceability is considered in a proceeding in law or equity), (3) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality and (4) limitations with respect to enforceability of provisions of the Indenture providing for indemnification or contribution, arising under applicable law (including court decisions) or public policy.

         I am a member of the Bar of the State of New York, and do not hold myself out as being conversant with the laws of any jurisdiction other than the laws of the United States of America and the State of New York and the General Corporation Law of the State of Delaware, and I express no opinion as to the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the Company's Form 8-K filed on November 24, 2003, incorporated by reference in the Registration Statement, and to the use of my name under the caption "Legal Opinions" in the Prospectus Supplement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       /s/ James L. Lipscomb
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                                       James L. Lipscomb
                                       Executive Vice President and
                                        General Counsel